Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, with respect to the consolidated financial statements of Inergy Propane, LLC and Subsidiaries at September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011 incorporated by reference in this Registration Statement on Form S-3 and related Prospectus of Suburban Propane Partners, L.P. for the registration of its senior debt securities.

/s/ Ernst & Young LLP

Houston, Texas

May 12, 2014